EXHIBIT 3.1

                                                              State of Delaware
                                                             Secretary of State
                                                       Division of Corporations
                                                  Delivered 01:25 PM 07/18/2007
                                                       FILED 01:25 PM 7/18/2007
                                                    SRV070826145 - 3263360 FILE



                            STATE OF DELAWARE
                        CERTIFICATE OF CORRECTION



On The Go Healthcare, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

1. The name of the corporation is On The Go Healthcare, Inc.

2. That a Certificate of Amendment was filed by the Secretary of State of Delaware on June 6, 2007 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is: (must be specific)

   The Certificate of Amendment was filed on June 6, 2007. The Certificate of Amendment increased the total number of authorized shares to 500,000,000 shares, par value $.0001. The Certificate of Amendment failed to specify that the increase in authorized shares was to affect only the number of authorized shares of common stock and that the number of authorized shares of preferred stock was to remain the same. The total authorized shares should have been 501,000,000 shares in order to capture the total of the 500,000,000 authorized shares of common stock, par value of $ .0001 per share, and the 1,000,000 authorized shares of preferred stock, par value $.01 per share.

4. Article Four of the Certificate is corrected to read as follows:

   The total number of shares of stock which the corporation shall have authority to issue is: five hundred and one million (501,000,000) shares, consisting of a class of five hundred million (500,000,000) shares of Common Stock, par value of $.0001 per share and a class of one million (1,000,000) shares of Preferred Stock, par value of $0.01 per share.

   The Preferred Stock authorized by this Restated Certificate of Incorporation shall be issued in series.

   The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series. The Board of Directors shall have the authority to determine the number of
   shares that will comprise each series.   For each series, the Board of
   Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, powers, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

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        (a) The rate and manner of payment of dividends, if any;

        (b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

        (c) The amount payable for shares in the event of liquidation, dissolution or other winding up of the Corporation;

        (d) Sinking fund provisions, if any, for the redemption or purchase of shares;

        (e) The terms and conditions, if any, on which shares may be converted or exchanged;

        (f) Voting rights, if any; and

        (g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.


IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 18th day of July, 2007.


                                     By:   /s/ Stuart Turk
                                     ------------------------------------------
                                           Authorized Officer

                                     Name: Stuart Turk

                                           Title: President and Chief Executive

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